UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Kraft Foods Inc.

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Irene B. Rosenfeld

Chairman and Chief Executive Officer

Kraft Foods Inc.

May 14, 2009

Dear Institutional Shareholder:

We appreciate your continued investment and interest in Kraft Foods Inc. The Kraft Foods 2009 Annual Meeting of Shareholders will be held at 9:00 am CDT on Wednesday, May 20, 2009.

I am writing to remind you of the Board of Directors’ recommendations on the proposals shareholders will vote on at the meeting and to encourage you to vote in accordance with those recommendations.

The Board of Directors recommends that shareholders vote “FOR” the election of all director nominees, including Ajay Banga. Our director nominees, who include Ajay Banga, are an accomplished and diverse group.

Despite Mr. Banga’s outstanding qualifications, RiskMetrics Group (RMG) has recommended that its clients vote against Mr. Banga solely because in the ordinary course of business Kraft Foods purchases more that $10,000 in banking services (which RMG considers “professional services”) from Citigroup. As they relate to “professional services”, RMG’s standards of director independence are unreasonable and do not take into account the immateriality of the transactions to Citigroup or to Kraft Foods. As we make clear in our proxy statement, the transactions between Kraft Foods and Citigroup are immaterial under our independence standards – and those of the NYSE.

We believe Mr. Banga is a valuable member of the Board and its committees. He has extensive experience in and knowledge of the food industry and international business. Prior to joining Citigroup Inc. in 1996, Mr. Banga spent 13 years with Nestlé in a variety of assignments spanning sales, marketing and general management. He later joined PepsiCo’s Restaurants Division, where he was instrumental in the launch of Pizza Hut and KFC in India. For these reasons, we urge you to vote FOR the election of all director nominees, including Ajay Banga.

The Board of Directors recommends that shareholders vote “AGAINST” the shareholder proposal regarding special shareholder meetings. A shareholder who owns relatively few shares has proposed that the Board amend our By-Laws to reduce the ownership threshold for calling a special meeting to 10% and in a manner in conflict with Virginia law. We believe that the proposed 10% threshold is too low.

Three Lakes Drive • Northfield, IL 60093

Your Board is deeply committed to effective corporate governance. Our By-Laws already enable shareholders who own a significant amount of our shares, 20%, to call a special meeting. To avoid unnecessary costs and disruption to business, we need not call a special meeting to address a matter that you are scheduled to address at an upcoming shareholder meeting or that you recently addressed at another shareholder meeting. Nor must we call a special meeting for an unlawful purpose or if the written request for a special meeting violated any law or regulation.

RMG has recommended that its clients vote for this shareholder proposal. RMG believes that the right of shareholders to call a special meeting is desirable. We agree in principle but believe that our current By-Law provision with a 20% threshold provides for this right while preventing small groups of shareholders with narrow interests from calling a special meeting on topics which are of little interest to most of you and imposing financial and administrative burdens on your company.

For these reasons, we urge you to vote AGAINST this proposal (Item 4).

The Board of Directors recommends that shareholders vote “FOR” the approval of the Kraft Foods Inc. Amended and Restated 2005 Performance Incentive Plan. We revised our employee stock plan to add several terms and limitations that the Board believes reflect our pay-for-performance philosophy and are consistent with the long-term interests of our shareholders and sound corporate governance practices. These provisions include, among other restrictions, a limit on the number of shares that may be granted under the plan, vesting restrictions and a prohibition on stock option repricing. Our proxy statement describes these and other provisions in greater detail on pages 15 to 21. The plan allows us to continue to motivate employees’ superior performance and further align employee and shareholder interests. We urge you to vote FOR this proposal (Item 2).

If you have not already done so, please VOTE TODAY.

If you have any questions regarding the matters discussed in this letter or you need assistance in submitting your vote, please contact either:

•	Carol J. Ward, Kraft Foods’ VP & Corporate Secretary at (847) 646-8694 or

•	Rich Gottcent of Georgeson Inc., our proxy solicitor, toll-free at 212-440-9950.

Sincerely,

/s/ Irene B. Rosenfeld

Three Lakes Drive • Northfield, IL 60093

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